FOR IMMEDIATE RELEASE
Matt Simmes Succeeds Jeff Gendell as Chief Executive Officer of IES Holdings, Inc.

HOUSTON — July 1, 2025 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) announced today that the Company completed its previously-announced executive succession plan, with Matt Simmes becoming the Company’s President and Chief Executive Officer and Jeff Gendell transitioning from Chairman of the Board and Chief Executive Officer to Executive Chairman of the Board. In addition, Mr. Simmes has been appointed as a member of the Company’s Board.

“I am grateful for the opportunity to lead IES into its next chapter,” said Mr. Simmes. “Under Jeff’s leadership, IES has established a strong record of growth, and I am committed to building on that legacy to deliver value for our shareholders, customers, and employees.” Mr. Gendell added, “I am incredibly proud of all that Matt and I have accomplished together, and as Executive Chairman, I look forward to working with Matt and the senior leadership team as they drive the Company’s continued success.”

IES also announced the appointment of Jordan Lyman as President of IES’s Residential segment. Mr. Lyman has spent more than 20 years at IES Residential, including 14 years as Division Manager of the segment’s San Antonio Division. In addition, he is a member of IES Residential’s Steering Committee, a group of senior leaders which has been overseeing significant operational and process developments over the past year.

“I have worked in close partnership with Jordan since I began acting as Interim President of the Residential segment in 2023,” said Mr. Simmes. “His deep knowledge of the day-to-day business and strong relationships with our customers and suppliers make him the right person to lead the Residential segment through the current housing environment and position the business for future growth, while allowing me to focus on my new role as CEO.”

“It’s an honor to lead the team at IES Residential, so many of whom have been my valued colleagues for many years,” added Mr. Lyman. “I’m grateful to Matt, Jeff and the Board for their confidence in my ability to drive IES Residential forward.”

About IES Holdings, Inc.
IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 9,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com